Exhibit (j)(2)

INVESTMENT MANAGEMENT TRUST AGREEMENT

This Investment Management Trust Agreement (this “Agreement”) is made effective as of September 29, 2026, by and between Ives Ultra AI Opportunities Inc., a Maryland corporation (the “Company”), and U.S. Bank Trust Company, National Association, a national banking association (the “Trustee”).

WHEREAS, the Company’s registration statement on 9/28/2026 (the “Registration Statement”) for the initial public offering of the Company’s common stock, par value $0.001 per share (the “Common Stock”) (such initial public offering hereinafter referred to as the “Offering”), has been declared effective as of the date hereof by the U.S. Securities and Exchange Commission (the “SEC”); and

WHEREAS, the Company has entered into an Underwriting Agreement (the “Underwriting Agreement”) with Cohen & Company Capital Markets, Inc. (the “Underwriter”); and

WHEREAS, as described in the Registration Statement, $200,000,000 of the gross proceeds of the Offering (each as defined in the Underwriting Agreement) (or $230,000,000 if the Underwriter’s option to purchase additional shares is exercised in full) and any additional monies from the Company or its affiliates will be delivered to the Trustee to be deposited and held in a segregated trust account located at all times in the United States (the “Trust Account”) for the benefit of the Company and the holders of the Common Stock issued in the Offering as hereinafter provided (the amount to be delivered to the Trustee (and any interest subsequently earned thereon) is referred to herein as the “Property,” the stockholders for whose benefit the Trustee shall hold the Property will be referred to as the “Public Stockholders,” and the Public Stockholders and the Company will be referred to together as the “Beneficiaries”); and

WHEREAS, as described in the Registration Statement, until the completion of a tender offer that meets the requirements of the Company’s Tender Offer Policy, the Company will deposit into the Trust Account on a monthly basis the amount set forth on Schedule B hereto, as such amount may be adjusted pursuant to Section 2(i) hereof (each such monthly amount, a “Monthly Deposit”); and

WHEREAS, the Company and the Trustee desire to enter into this Agreement to set forth the terms and conditions pursuant to which the Trustee shall hold the Property.

NOW THEREFORE, IT IS AGREED:

1.	Agreements and Covenants of Trustee. The Trustee hereby agrees and covenants to:

(a)	Hold the Property in trust for the Beneficiaries in accordance with the terms of this Agreement in the Trust Account established by the Trustee in the United States at U.S. Bank National Association (or at another U.S. chartered commercial bank with consolidated assets of $100 billion or more) in the United States, maintained by Trustee and at a brokerage institution selected by the Trustee that is reasonably satisfactory to the Company;

(b)	Manage, supervise and administer the Trust Account subject to the terms and conditions set forth herein;

(c)	In a timely manner, upon the written instruction of the Company, invest and reinvest the Property in United States government securities within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, having a maturity of 180 days or less, or in money market funds meeting the conditions of paragraphs (d)(1), (d)(2), (d)(3) and (d)(4) of Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended (or any successor rule), which invest only in direct U.S. government treasury obligations, as determined by the Company; The initial investment to be as specified in Schedule B, it being understood that the Trust Account will earn no interest while account funds are uninvested awaiting the Company’s instructions hereunder;

(d)	Collect and receive, when due, all interest or other income arising from the Property, which shall become part of the “Property,” as such term is used herein;

(e)	Promptly notify the Company and the Underwriter of all communications received by the Trustee with respect to any Property requiring action by the Company;

(f)	Promptly supply any necessary information or documents as may be requested by the Company (or its authorized agents) in connection with the Company’s preparation of tax returns relating to assets held in the Trust Account or in connection with the preparation or completion of the audit of the Company’s financial statements by the Company’s auditors;

(g)	Participate in any plan or proceeding for protecting or enforcing any right or interest arising from the Property if, as and when instructed by the Company to do so;

(h)	Render to the Company monthly written statements of the activities of, and amounts in, the Trust Account reflecting all receipts and disbursements of the Trust Account;

(i)	Commence liquidation of the Trust Account only after and within two business days following (x) receipt of, and only in accordance with the terms of, a letter from the Company (“Termination Letter”) in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, as applicable, signed on behalf of the Company by an Authorized Representative (as such term is defined below), and complete the liquidation of the Trust Account and distribute the Property in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay any taxes (net of any taxes payable, other than any stock-repurchase excise tax imposed under Section 4501 of the Internal Revenue Code of 1986, as amended, and less up to $100,000 of interest that may be released to the Company to pay dissolution expenses), only as directed in the Termination Letter and other documents referred to therein, or (y) upon the date which is the earlier of (A) the later of (1) 12 months after the closing of the Offering and (2) such later date as may be approved by the Company’s stockholders in accordance with the Company’s amended and restated charter, and (B) the Shortfall Liquidation Date (as such term is defined in Section 1(n) hereof), if a Termination Letter has not been received by the Trustee prior to such date, in which case the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B and the Property in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay any taxes (net of any taxes payable, other than any stock-repurchase excise tax imposed under Section 4501 of the Internal Revenue Code of 1986, as amended, and less up to $100,000 of interest that may be released to the Company to pay dissolution expenses, except that no interest shall be so released to the Company to pay dissolution expenses if the Trust Account is liquidated as a result of the occurrence of the Shortfall Liquidation Date) shall be distributed to the Public Stockholders of record as of such date; provided, however, that in the event the Trustee receives a Termination Letter in a form substantially similar to Exhibit B hereto, or if the Trustee begins to liquidate the Property because it has received no such Termination Letter by the date specified in clause (y) of this Section 1(i), the Trustee shall keep the Trust Account open until twelve (12) months following the date the Property has been distributed to the Public Stockholders;

(j)	Upon written request from the Company, which may be given from time to time in a form substantially similar to that attached hereto as Exhibit C (a “Tax Payment Withdrawal Instruction”), withdraw from the Trust Account and distribute to the Company the amount of interest earned on the Property requested by the Company to cover any tax obligation owed by the Company as a result of assets of the Company or interest or other income earned on the Property, which amount shall be delivered directly to the Company by electronic funds transfer or other method of prompt payment, and the Company shall forward such payment to the relevant taxing authority, as applicable; provided, however, that to the extent there is not sufficient cash in the Trust Account to pay such tax obligation, the Trustee shall liquidate such assets held in the Trust Account as shall be designated by the Company in writing to make such distribution so long as there is no reduction in the principal amount initially deposited in the Trust Account; provided, further, however that if the tax to be paid is a franchise tax, the written request by the Company to make such distribution shall be accompanied by a copy of the franchise tax bill from the State of Maryland or other applicable taxing authority for the Company and a written statement from the principal financial officer of the Company setting forth the actual amount payable (it being acknowledged and agreed that any such amount in excess of interest income earned on the Property shall not be payable from the Trust Account). The written request of the Company referenced above shall constitute presumptive evidence that the Company is entitled to said funds, and the Trustee shall have no responsibility to look beyond said request;

(k)	Upon written request from the Company, which may be given from time to time in a form substantially similar to that attached hereto as Exhibit D (a “Stockholder Redemption Withdrawal Instruction”), the Trustee shall distribute to the Company the amount requested by the Company to be used to redeem shares of Common Stock from Public Stockholders properly submitted in connection with a tender offer conducted pursuant to the Company’s Tender Offer Policy as disclosed in its registration statement (the “Tender Offer”). The written request of the Company referenced above shall constitute presumptive evidence that the Company is entitled to distribute said funds, and the Trustee shall have no responsibility to look beyond said request;

(l)	Only release the Property in accordance with a written instruction, signed by an Authorized Representative (as such term is defined below) of the Company substantially in the form attached as Exhibit A, B, C, or D, as applicable, attached hereto (each, a “Written Direction” and collectively, the “Written Direction”);

(m)	Not make any withdrawals or distributions from the Trust Account other than pursuant to Section 1(i), (j) or (k) above; and

(n)	If the Trustee has not received a Monthly Deposit in full within three (3) business days after the applicable Deposit Date (as such term is defined in Section 2(h) hereof), deliver written notice thereof to the Company and the Underwriter (a “Shortfall Notice”); provided, that no failure or delay by the Trustee in delivering a Shortfall Notice shall affect the occurrence of the Shortfall Liquidation Date. As used herein, “Shortfall Liquidation Date” means the thirtieth (30th) day following any Deposit Date on which the Monthly Deposit then due was not received by the Trustee in full (or, if such day is not a business day, the next succeeding business day), unless prior to such day the Trustee has received, in immediately available funds, the full amount of such shortfall together with each other Monthly Deposit that has come due since such Deposit Date.

2.	Agreements and Covenants of the Company. The Company hereby agrees and covenants to:

(a)	Give all instructions to the Trustee hereunder in writing, signed by an Authorized Representative (as such term is defined below) of the Company. In addition, except with respect to its duties under Sections 1(i), 1(j) or 1(k) hereof, the Trustee shall be entitled to rely on, and shall be protected in relying on, any verbal or telephonic advice or instruction which it, in good faith and with reasonable care, believes to be given by any one of the persons authorized above to give written instructions, provided that the Company shall promptly confirm such instructions in writing;

(b)	Subject to Section 4 hereof, hold the Trustee harmless and indemnify the Trustee from and against any and all out-of-pocket expenses, including reasonable outside counsel fees and disbursements, or losses suffered by the Trustee in connection with any action taken by it hereunder and in connection with any action, suit or other proceeding brought against the Trustee involving any claim, or in connection with any claim or demand, which in any way arises out of or relates to this Agreement, the services of the Trustee hereunder, or the Property or any interest earned on the Property, except for expenses and losses resulting from the Trustee’s gross negligence or willful misconduct. Promptly after the receipt by the Trustee of notice of demand or claim or the commencement of any action, suit or proceeding, pursuant to which the Trustee intends to seek indemnification under this Section 2(b), it shall notify the Company in writing of such claim (hereinafter referred to as the “Indemnified Claim”), provided, that no failure or delay by the Trustee to so notify the Company shall relieve the Company from its obligations under this Agreement, except as and to the extent it is found, in a final, unappealable judgment by a court of competent jurisdiction, that such failure or delay actually and materially prejudiced the Company. The Trustee shall have the right to conduct and manage the defense against such Indemnified Claim; provided that the Trustee shall obtain the consent of the Company with respect to the selection of counsel, which consent shall not be unreasonably withheld or delayed. The Trustee may not agree to settle any Indemnified Claim without the prior written consent of the Company, which such consent shall not be unreasonably withheld or delayed. The Company may participate in such action with its own counsel and at its sole cost and expense;

(c)	Pay the Trustee the fees set forth on Schedule A hereto, including an initial acceptance fee, annual administration fee and transaction processing fee, which fees shall be subject to modification by the parties from time to time. It is expressly understood that the Property shall not be used to pay such fees unless and until it is distributed to the Company pursuant to Sections 1(i) through 1(k) hereof. The Company shall pay the Trustee the initial acceptance fee and the first annual administration fee at the consummation of the Offering. The Company shall not be responsible for any other fees or charges of the Trustee except as set forth in this Section 2(c), Schedule A and as may be provided in Section 2(b) hereof;

(d)	Provide the Underwriter with a copy of any Termination Letter(s) and/or any other correspondence that is sent to the Trustee with respect to any proposed withdrawal from the Trust Account promptly after it issues the same;

(e)	Instruct the Trustee to make only those distributions that are permitted under this Agreement, and refrain from instructing the Trustee to make any distributions that are not permitted under this Agreement;

(f)	Designate, on an incumbency certificate delivered to Trustee on the date hereof (the “Incumbency Certificate”), its authorized representatives for purposes of this Agreement (each such individual, an “Authorized Representative” of the Company), which shall certify that the title, contact information and specimen signature of each such Authorized Representative as set forth therein is true and correct;

(g)	Amend, at any time, the Incumbency Certificate by signing and submitting to the Trustee an amended Incumbency Certificate, which shall be effective upon receipt by the Trustee of such amendment ;

(h)	Deposit into the Trust Account each Monthly Deposit, by wire transfer of immediately available funds, no later than the date that is one month after the closing of the Offering and the same day of each calendar month thereafter (or, if any such calendar month has no such day, the last day of such calendar month) (each such date or, if any such date is not a business day, the immediately preceding business day, a “Deposit Date”), continuing until the completion of a Tender Offer that meets the requirements of the Company’s Tender Offer Policy. Each Monthly Deposit shall, upon receipt by the Trustee, constitute Property and shall not constitute interest or other income earned on the Property for purposes of Section 1(j) hereof; and

(i)	If the actual gross proceeds of the Offering, including the gross proceeds of any shares sold pursuant to the Underwriter’s option to purchase additional shares, are greater or less than $200,000,000, deliver to the Trustee, with a copy to the Underwriter, within two (2) business days after the later of the expiration of such option and the closing of the last exercise thereof (or, if earlier, the closing of the exercise of such option in full), a certificate signed by an Authorized Representative (the “Offering Size Certificate”) setting forth (i) the actual gross proceeds of the Offering, (ii) the adjusted Monthly Deposit, being one- twelfth of 2.50% of such actual gross proceeds, rounded up to the nearest cent, and (iii) the amount, if any, by which the next Monthly Deposit is to be increased or decreased so that the aggregate Monthly Deposits made through and including the next Deposit Date equal the aggregate amount that would have been deposited had the adjusted Monthly Deposit applied from the first Deposit Date. From and after the delivery of the Offering Size Certificate, the Monthly Deposit shall be the adjusted amount set forth therein, and the next Monthly Deposit shall be increased or decreased as set forth in clause (iii) above. The Offering Size Certificate may be delivered only once and shall be conclusive as to the Trustee, and the adjustment effected thereby shall not constitute a modification or amendment of this Agreement for purposes of Section 6(c) hereof. Except as provided in this Section 2(i), the Monthly Deposit may not be decreased except with the stockholder approval required by Section 6(c) hereof.

3.	Limitations of Liability. The Trustee shall have no responsibility or liability to:

(a)	Imply obligations, perform duties, inquire or otherwise be subject to the provisions of any agreement or document other than this Agreement and that which is expressly set forth herein;

(b)	Take any action with respect to the Property, other than as directed in Section 1 hereof, and the Trustee shall have no liability to any third party except for liability arising out of the Trustee’s gross negligence or willful misconduct;

(c)	Institute any proceeding for the collection of any principal and income arising from, or institute, appear in or defend any proceeding of any kind with respect to, any of the Property unless and until it shall have received instructions from the Company given as provided herein to do so and the Company shall have advanced or guaranteed to it funds sufficient to pay any expenses incident thereto;

(d)	Refund any depreciation in principal of any Property;

(e)	Assume that the authority of any person designated by the Company to give instructions hereunder shall not be continuing unless provided otherwise in such designation, or unless the Company shall have delivered a written revocation of such authority to the Trustee;

(f)	The other parties hereto or to anyone else for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith and in the Trustee’s best judgment, except for the Trustee’s gross negligence or willful misconduct. The Trustee may rely conclusively and shall be protected in acting upon any Written Direction, order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Trustee, which counsel may be the Company’s counsel), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which the Trustee believes, in good faith and with reasonable care, to be genuine and to be signed or presented by the proper person or persons. The Trustee shall be deemed to be acting with reasonable care with respect to any Written Direction if it takes such action in conformity with its standard procedures for confirming instructions for wires applicable to the Company. The Trustee shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement or any of the terms hereof, unless evidenced by a written instrument delivered to the Trustee, signed by the proper party or parties and, if the duties or rights of the Trustee are affected, unless it shall give its prior written consent thereto;

(g)	Verify the accuracy of the information contained in the Registration Statement or any other filings made by the Company with the SEC;

(h)	Provide any assurance that any action taken by the Company is as contemplated by the Registration Statement;

(i)	File information returns with respect to the Trust Account with any local, state or federal taxing authority or provide periodic written statements to the Company documenting the taxes payable by the Company, if any, relating to any interest income earned on the Property;

(j)	Prepare, execute and file tax reports, income or other tax returns and pay any taxes with respect to any income generated by, and activities relating to, the Trust Account, regardless of whether such tax is payable by the Trust Account or the Company, including, but not limited to, income tax obligations, except pursuant to Section 1(j) hereof;

(k)	Verify calculations, qualify or otherwise approve the Company’s written requests for distributions pursuant to Sections 1(i), 1(j) or 1(k) hereof; or

(l)	Calculate or verify the amount of any Monthly Deposit set forth on Schedule B hereto or certified by the Company pursuant to Section 2(i) hereof, collect or institute any proceeding to collect any Monthly Deposit, or determine whether any Monthly Deposit has been received or whether the Shortfall Liquidation Date has occurred other than by reference to the Trustee’s own records of receipts into the Trust Account.

The Company also agrees that the Trustee will only be responsible for direct damages, and not for any type of indirect, special, consequential, or punitive damages, even if the Trustee is aware of the potential for such damages.

4.	Trust Account Waiver. The Trustee has no right of set-off or any right, title, interest or claim of any kind (“Claim”) to, or to any monies in, the Trust Account, and hereby irrevocably waives any Claim to, or to any monies in, the Trust Account that it may have now or in the future. In the event the Trustee has any Claim against the Company under this Agreement, including, without limitation, under Section 2(b) or Section 2(c) hereof, the Trustee shall pursue such Claim solely against the Company and its assets outside the Trust Account and not against the Property or any monies in the Trust Account.

5.	Termination. This Agreement shall terminate as follows:

(a)	If the Trustee gives written notice to the Company that it desires to resign under this Agreement, the Company shall use its reasonable efforts to locate a successor trustee, pending which the Trustee shall continue to act in accordance with this Agreement. At such time that the Company notifies the Trustee that a successor trustee has been appointed and has agreed to become subject to the terms of this Agreement (whether following the Trustee giving notice that it desires to resign under this Agreement or the Company otherwise electing to replace the Trustee under this Agreement), the Trustee shall transfer the management of the Trust Account to the successor trustee, including but not limited to the transfer of copies of the reports and statements relating to the Trust Account, whereupon this Agreement shall terminate; provided, however, that in the event that the Company does not locate a successor trustee within ninety (90) days of receipt of the resignation notice from the Trustee, the Trustee may submit an application to have the Property deposited with any court in the State of New York or with the United States District Court for the Southern District of New York and upon such deposit, the Trustee shall be immune from any liability whatsoever; or

(b)	At such time that the Trustee has completed the liquidation of the Trust Account and its obligations in accordance with the provisions of Section 1(i) hereof and distributed the Property in accordance with the provisions of the Termination Letter, this Agreement shall terminate except with respect to Section 2(b).

(c)	If the Offering is not consummated within ten (10) business days of the date of this Agreement, in which case any funds received by the Trustee from the Company, shall be returned promptly following the receipt by the Trustee of written instructions from the Company.

6.	Miscellaneous.

(a)	The Company and the Trustee each acknowledge that the Trustee will follow the security procedures set forth herein with respect to funds transferred from the Trust Account. The Company and the Trustee will each restrict access to confidential information relating to such security procedures to authorized persons. Each party must notify the other party immediately if it has reason to believe unauthorized persons may have obtained access to such confidential information, or of any change in its authorized personnel. In executing funds transfers, the Trustee shall rely upon all information supplied to it by the Company, including, account names, account numbers, and all other identifying information relating to a Beneficiary, Beneficiary’s bank or intermediary bank. Except for any liability arising out of the Trustee’s gross negligence or willful misconduct, the Trustee shall not be liable for any loss, liability or out-of-pocket expense resulting from any error in the information or transmission of the funds.

(b)	This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York. This Agreement may be executed in several original or facsimile counterparts, each one of which shall constitute an original, and together shall constitute but one instrument.

(c)	This Agreement contains the entire agreement and understanding of the parties hereto with respect to the subject matter hereof. Except for Section 1(i) through ( n), Sections 2(h) and 2(i) and Schedule B (which sections may not be modified, amended or deleted without the affirmative vote of a majority of the then outstanding shares of Common Stock; provided that no such amendment will affect any stockholder of the Company who has validly elected to redeem his, her or its Common Stock in connection with a stockholder vote sought to amend this Agreement), this Agreement or any provision hereof may only be changed, amended or modified (other than to correct a typographical error) by a writing signed by each of the parties hereto.

(d)	The parties hereto consent to the jurisdiction and venue of any state or federal court located in the City of New York, State of New York, for purposes of resolving any disputes hereunder. AS TO ANY CLAIM, CROSS-CLAIM OR COUNTERCLAIM IN ANY WAY RELATING TO THIS AGREEMENT, EACH PARTY WAIVES THE RIGHT TO TRIAL BY JURY.

(e)	Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery, by facsimile transmission or by email:

if to the Trustee, to:

U.S. Bank Trust Company, National Association

Corporate Trust Services

633 West 5th Steet, 24th Floor

Los Angeles, CA 90071

Attn: Bradley E. Scarbrough

if to the Company, to:

Ives Ultra AI Opportunities Inc.

600 California Street

11th Floor

San Francisco, CA 94108

Attn: Edward Leathers

in each case, with copies to:

Eversheds Sutherland (US) LLP

700 Sixth Street, NW

Washington, DC 20001

Attn: Owen J. Pinkerton, Esq.

Attn: Krisztina Nadasdy, Esq.

and

Loeb & Loeb LLP

345 Park Avenue

New York, New York 10154

Attn: Mitchell S. Nussbaum, Esq.

Attn: Angela M. Dowd, Esq.

(f)	This Agreement may not be assigned by the Trustee without the prior consent of the Company, which such consent shall not be unreasonably withheld.

(g)	Each of the Company and the Trustee hereby represents that it has the full right and power and has been duly authorized to enter into this Agreement and to perform its respective obligations as contemplated hereunder. The Trustee acknowledges and agrees that it shall not make any claims or proceed against the Trust Account, including by way of set-off, and shall not be entitled to any funds in the Trust Account under any circumstance.

(h)	Each of the Company and the Trustee hereby acknowledges and agrees that the Underwriter is a third party beneficiary of this Agreement.

(i)	Except as specified herein, no party to this Agreement may assign its rights or delegate its obligations hereunder to any other person or entity.

(j)	In the event that any Property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Property, the Trustee is hereby expressly authorized, in its reasonable discretion, to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it. In the event that the Trustee obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

(k)	The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligation under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action (any such event, a “Force Majeure Event”). Notwithstanding anything to the contrary in this Agreement, for purposes of all services provided pursuant to this Agreement (the “Services”), Trustee shall continuously maintain business continuity and disaster recovery plans (including regular updates) that are consistent with then-current industry standards applicable to similarly situated providers of services comparable to the Services. Without limiting the generality of the foregoing, the business continuity and/or disaster recovery plans will cover the computer software, computer hardware, telecommunications capabilities and other similar or related items of automated, computerized, software system(s) and network(s) or system(s) and will be designed, among other things, to permit the ongoing operation and functionality of the Services on a continuous basis and/or to facilitate the continuation and/or resumption of, the Services. In the event of disruption in the Services for any reason including the occurrence of a Force Majeure Event that causes Trustee to be required to allocate limited resources between or among Trustee’s affected customers, Trustee shall not do so in a manner that is intended to treat the Company less favorably than other similarly situated affected customers generally. In addition, in the event Trustee has knowledge that there is, or has been, an incident affecting the integrity or availability of Trustee’s business continuity and disaster recovery system (the “System”), Trustee shall endeavor to notify the Company in writing, as promptly as practicable, of the incident.

(l)	The Trustee shall be entitled to consult with legal counsel in the event that a question or dispute arises with regard to the construction of any of the provisions hereof, and shall incur no liability and shall be fully protected in acting in accordance with the advice or opinion of such counsel.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Investment Management Trust Agreement as of the date first written above.

COMPANY:

Ives Ultra AI Opportunities Inc.

By:
Name:	Edward Leathers
Title:	President

TRUSTEE:

U.S. Bank Trust Company, National Association, as Trustee

By:
Name:	Bradley E. Scarbrough
Title:	Vice President

SCHEDULE A

Fee Item	Time and method of payment	Amount
Initial set-up fee		$$5,000
Annual fee		$$0

SCHEDULE B

Monthly Deposit

Monthly Deposit: $416,666.67, being one-twelfth of 2.50% of assumed gross proceeds of the Offering of $200,000,000, subject to adjustment as provided in Section 2(i) of this Agreement.

Deposit Dates: the date that is one month after the closing of the Offering and the same day of each calendar month thereafter, determined as provided in Section 2(h) of this Agreement.

Method of payment: wire transfer of immediately available funds to the Trust Account.

EXHIBIT A

[Letterhead of Company]

[Insert date]

U.S. Bank Trust Company, National Association

633 West 5th Steet, 24th Floor

Los Angeles, CA 90071

Attention: Bradley E. Scarbrough

Email: bradley.scarbrough@usbank.com

Re:	Trust Account No.	Termination Letter

Ladies and Gentlemen:

Pursuant to Section 1(i) of the Investment Management Trust Agreement between [    ] (the "Company") and [     ], (the "Trustee"), dated as of ______, 2026 (the "Trust Agreement"), this is to advise you that the Company has completed a tender offer under its Tender Offer Policy on ______, 202_. Capitalized terms used but not defined herein shall have the meanings set forth in the Trust Agreement.

In accordance with the terms of the Trust Agreement, we hereby authorize and direct you to liquidate all of the assets of the Trust Account on ______, 202_ (the "Liquidation Date") and to transfer the proceeds to the account of the paying agent specified in the written instruction signed by the Company and delivered to you herewith (the "Instruction Letter"), in accordance with the terms of the Instruction Letter. It is acknowledged and agreed that while the funds are on deposit in the Trust Account awaiting distribution, the Company will not earn any interest or dividends.

In the event that certain deposits held in the Trust Account may not be liquidated by the Liquidation Date without penalty, you will notify the Company in writing of the same and the Company shall direct you as to whether such funds should remain in the Trust Account and be distributed after the Liquidation Date to the Company. Upon the distribution of all of the funds, net of any payments necessary for reasonable unreimbursed expenses related to liquidating the Trust Account, your obligations under the Trust Agreement shall be terminated, except to the extent otherwise provided in Section 1(i) of the Trust Agreement.

Very truly yours,

[ ]

By:
Name:
Title:

EXHIBIT B

[Letterhead of Company]

[Insert date]

U.S. Bank Trust Company, National Association

633 West 5th Street, 24th Floor

Los Angeles, CA 90071

Attention: Bradley E. Scarbrough

Email: bradley.scarbrough@usbank.com

Re:	Trust Account No.	Termination Letter

Ladies and Gentlemen:

Pursuant to Section 1(i) of the Investment Management Trust Agreement between [    ] (the "Company") and [    ], (the "Trustee"), dated as of ______, 202_ (the "Trust Agreement"), this is to advise you that [the Company has been unable to begin investment operations within the time frame specified in the Company's Tender Offer Policy as described in the Company's Registration Statement relating to the Offering] [the Shortfall Liquidation Date has occurred under Section 1(n) of the Trust Agreement]. The Company hereby requests that you deliver to the Company $      of the principal and interest income earned on the Property as of the date hereof. Capitalized terms used but not defined herein shall have the meanings set forth in the Trust Agreement.

The Company needs such funds to pay its Public Stockholders who have properly elected to have their shares of Common Stock repurchased by the Company in connection with a tender offer under the Tender Offer Policy as described in the Company’s registration statement. As such, you are hereby directed and authorized to transfer (via wire transfer) such funds promptly upon your receipt of this letter to the redeeming Public Stockholders in accordance with your customary procedures.

Upon the distribution of all of the funds, your obligations under the Trust Agreement shall be terminated, except to the extent otherwise provided in Section 1(i) of the Trust Agreement.

Very truly yours,

[ ]

By:
Name:
Title:

cc: [ ]

EXHIBIT C

[Letterhead of Company]

[Insert date]

U.S. Bank Trust Company, National Association 633

West 5th Street, 24th Floor

Los Angeles, CA 90071

Attention: Bradley E. Scarbrough

Email: bradley.scarbrough@usbank.com

Re:	Trust Account No.	Tax Payment Withdrawal Instruction

Ladies and Gentlemen:

Pursuant to Section 1(j) of the Investment Management Trust Agreement between [   ] (the “Company”) and [   ], (the “Trustee”), dated as of       , 2026 (the “Trust Agreement”), the Company hereby requests that you deliver to the Company $       of the interest income earned on the Property as of the date hereof. Capitalized terms used but not defined herein shall have the meanings set forth in the Trust Agreement.

The Company needs such funds to pay for the tax obligations as set forth on the attached tax return or tax statement. In accordance with the terms of the Trust Agreement, you are hereby directed and authorized to transfer (via wire transfer) such funds promptly upon your receipt of this letter to the Company’s operating account at:

[WIRE INSTRUCTION INFORMATION]

Very truly yours,

[ ]

By:
Name:
Title:

cc: [ ]

EXHIBIT D

[Letterhead of Company]

[Insert date]

U.S. Bank Trust Company, National Association

633 West 5th Street, 24th Floor

Los Angeles, CA 90071

Attention: Bradley E. Scarbrough

Email: bradley.scarbrough@usbank.com

Re:	Trust Account No.	Stockholder Redemption Withdrawal Instruction

Ladies and Gentlemen:

Pursuant to Section 1(k) of the Investment Management Trust Agreement between [     ] (the “Company”) and [     ], (the “Trustee”), dated as of       , 2026 (the “Trust Agreement”), the Company hereby requests that you deliver to the Company $       of the principal and interest income earned on the Property as of the date hereof. Capitalized terms used but not defined herein shall have the meanings set forth in the Trust Agreement.

The Company needs such funds to pay its Public Stockholders who have properly elected to have their shares of Common Stock repurchased by the Company in connection with a tender offer under the Tender Offer Policy as described in the Company’s registration statement. As such, you are hereby directed and authorized to transfer (via wire transfer) such funds promptly upon your receipt of this letter to the redeeming Public Stockholders in accordance with your customary procedures.

Very truly yours,

[ ]

By:
Name:
Title:

cc: [ ]